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                                                           WHIRLPOOL CORPORATION

                                                  CONTACT: Whirlpool Corporation
                                                  Media: Tom Kline, 616/923-3738
                                              thomas_e_kline@email.whirlpool.com
                                        Financial: Thomas Filstrup, 616/923-3189
                                           thomas_c_filstrup@email.whirlpool.com
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           WHIRLPOOL CORP. AGREES TO BUY VITRO'S STAKE IN APPLIANCE JV
            FOR $150 MILLION PLUS THE ASSUMPTION OF $220 MILLION DEBT


BENTON HARBOR, Mich., Feb. 26, 2002--Whirlpool Corporation (NYSE:WHR) today released the anticipated transaction cost of its recently announced agreement in principle with Vitro, S.A., to acquire Vitro's stake in Vitromatic S.A. de C.V., an appliance manufacturing and distribution joint venture in Mexico. Pending due diligence and regulatory approvals, Whirlpool expects to purchase Vitro's stake in Vitromatic for $150 million in cash and will assume 100 percent of the joint venture's existing $220 million debt.

     Whirlpool, which holds 49 percent interest in the joint venture, intends to purchase Vitro's remaining 51 percent interest.

     Vitromatic is the second largest appliance manufacturer in Mexico with 34 percent of the market. The business produces annual sales of more than $600 million and is expected to be accretive to Whirlpool's earnings beginning in the second half of 2002.

     Whirlpool expects the Vitromatic business to become a strategic extension of its North American business, allowing the company to directly serve Mexico's growing domestic market and expand export opportunities in Central and Latin America.

     Headquartered in Monterrey, Vitromatic has five production facilities and employs approximately 6,000 people. Vitromatic manufactures ranges, refrigerators and laundry equipment for domestic and export markets under the Whirlpool, Acros, Supermatic and Crolls brand names. Vitromatic also serves as the exclusive Mexican distributor for a full line of Whirlpool, KitchenAid and Roper products built in the United States.

     Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.
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     This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2002 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company's most recently filed Form 10-Q and/or Form 10-K.